For the annual period ended October 31, 2007
File number 811- 07215
Dryden Total Return Bond Fund, Inc.

                                  SUB-ITEM 77D
                  Policies With Respect to Security Investment


                       Dryden Total Return Bond Fund, Inc.

                        Supplement dated August 31, 2007
 to the Prospectus and Statement of Additional Information (SAI) dated March 1,
                                      2007
     _______________________________________________________________________

The Board of Directors of Dryden Total Return Bond Fund, Inc. (the Fund) has approved changes to certain of the investment policies of the Fund. These changes are described below.

Derivatives

The Fund currently may invest in derivatives up to 20% of the Fund's investable assets, with certain types of swaps limited to 15% of the Fund's investable assets. This policy will change to permit the Fund to invest in all types of derivatives (including swaps) up to 25% of the Fund's net assets.

To reflect this change the "Derivatives" table appearing in the section of the Prospectus entitled "How the Fund Invests-Investment Risks" is revised by changing the amount of Fund assets that may be invested in derivatives (including swaps) to 25% of net Fund assets.

To further reflect this change, the section of Part I of the SAI entitled "Fund Classification, Investment Objectives and Policies" is revised by deleting the discussion of "Swap Agreements" appearing on page 6 of the SAI.

Short Sales

The Fund may currently enter into short sales of securities. The Board has adopted a limit with respect to short sales of 25% of the Fund's net assets.

To reflect this change, the following table discussing the risks and potential rewards of engaging in short sales is added to the section of the Prospectus entitled "How the Fund Invests-Investment Risks:"

     Short Sales (up to 25% of net assets)
     Risks                     Potential Rewards
          May magnify                   May magnify
     underlying investment          underlying
     losses                         investment gains
          Share price
     volatility can magnify
     losses because
     underlying security must
     be replaced at a
     specific time.
          Investment costs
     may exceed potential
     underlying investment
     gains
          Short sales pose
     the risk of potentially
     unlimited loss
          Short sales
     "against the box" give
     up the opportunity for
     capital appreciation in
     the security. Short
     sales "against the box"
     are not subject to the
     25% of net assets
     limitation


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Borrowing and Leverage

The Fund currently follows a non-fundamental policy prohibiting the purchase of portfolio securities when outstanding borrowings exceed 5% of the total value of the Fund's assets. The Board has removed this limit.

To reflect this change, the section of Part I of the SAI entitled "Fund Investment Objectives, Classification and Policies" is revised by deleting the discussion of "Borrowing" appearing on page 5 of the SAI.

To further reflect this change, Part II of the SAI is revised by deleting the last sentence of the section entitled "Borrowing and Leverage" and substituting the following new sentence:

     Certain funds may borrow through forward rolls, dollar rolls or reverse repurchase agreements.

Swap Agreements

The SAI currently provides in Part I, in the section entitled "Fund Classification, Investment Objectives and Policies" that the Fund `s net obligations in respect of all swap agreements is limited to 15% of net assets. As discussed above under "Derivatives," the Fund has adopted a uniform investment limitation of 25% of net Fund assets with respect to all derivatives, including swap agreements.

To reflect this change, the section of Part II of the SAI entitled "Investment Risks and Considerations-Swap Agreements" is revised by deleting the last sentence of the section entitled "Swap Agreements" and substituting the following new sentence:

     Unless otherwise noted, a Fund's net obligations in respect of all swap agreements (i.e., the aggregate net amount owned by the Fund) is limited to 15% of net Fund assets.








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